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                                                                 Exhibit 10.2


MEMORANDUM

This Preliminary Agreement is made between Shanghai Thermometric Instrument Plant and Euro Tech (Far East) Ltd for cooperation and development of businesses on the 5th of Jul l996.

 1)  Both Parties have the intention to establish a Joint Venture.

 2) The major products to be assembled and manufactured by the Joint Venture will be recorders, turbidity meter and other water related test instruments distributed by Euro Tech.

 3) Euro Tech is the holding company of the Joint Venture. Shanghai Thermometric Instrument Plant will not take part in the Management team. Shanghai Thermometric Instrument Plant will receive rents as investment return from the Joint Venture.

 4) To mininise the investment risk for both parties, Euro tech will rent 100 square meter production space , fixture and equipment from Shanghai Thermometric Instrument Plant at the beginning stage.

 5) Under the same condition, the staff of the Shanghai Thermometric Instrument Plant should have the priority of being recruited by the Joint Venture. Shanghai Thermometric Instrument should have the responsible of offering the high quality staff to the Joint Venture.

 6) For the seek of starting operation for the Joint Venture earlier, The Shanghai Thermmometric Instrument Plant should proceed for the preparation while the Joint Venture is awaiting for approval, in order to complete the preparation for the Joint Venture by end of this year.

SHANGHAI THERMOMETRIC
INSTRUMENT PLANT                    EURO TECH (FAR EAST) LTD

5 Jul l996